UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2020

CCF HOLDINGS LLC

(Exact name of registrant as specified in its charter)

Delaware	333-231069	83-2704255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5165 Emerald Parkway, Suite 100
Dublin OH 43017
(Address of principal executive offices) (Zip code)

800-837-0381
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Securities Registered pursuant to Section 12(b) of the Act: none

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Securities Registered pursuant to Section 12(b) of the Act: none

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On November 19, 2020 CCF Holdings LLC (“CCF”), executed a non-binding letter of intent (the “LOI”) with an unaffiliated third party lender (the “LOI Counterparty”) for new Debt Financing (as defined below) to be provided to a subsidiary of CCF, CCF OpCo LLC (“CCF OpCo”) by the LOI Counterparty or one of its affiliates (such person, the “Lender”) with a targeted closing date of December 31, 2020 or, as soon as reasonably practicable thereafter. The transactions contemplated by the LOI are expected to enable repayment in full of existing debt facilities of CCF (as further described below), result in additional equity contributions to be made to CCF (as further described below)and provide CCF with financing capacity sufficient to continue its recovery from the COVID-19 pandemic.

Under the LOI, it is intended that CCF OpCo LLC will, among other things, enter into: (i) an asset-backed first lien revolving credit facility (“First Lien Facility”) with the Lender with an expected amount not to exceed the lesser of up to $200.0 million or an amount calculated with reference to a customary borrowing base formula; draws will be available under First Lien Facility for at least three (3) years with a maturity date no less than twelve months after the end of the draw period; and (ii) a $20.0 million term loan (the “Term Loan” and together with the First Lien Facility, the “Debt Financing”) with a second lien on all collateral securing the First Lien Facility and a first lien on all collateral not securing the First Lien Facility; with a maturity date no more than five (5) years from the closing date. The definitive documentation for the Debt Financing will contain customary covenants and conditions, certain mandatory prepayment provisions, default provisions and certain review and consent rights.

The proceeds of the Debt Financing, in addition to a portion of CCF’s consolidated balance sheet cash, will be used by CCF to repay in full and terminate the existing financing arrangements of CCF and its subsidiaries, including the (i) $69.0 million credit facility of CCF Funding II LLC, (ii) $40.0 million aggregate principal amount of bonds issued by CCFI Issuer LLC and (iii) the $40.0 million intercompany revolving credit agreement of CCF OpCo.

In addition, CCF (i) expects to exercise its right to convert the entire aggregate principal amount of its outstanding 2023 PIK Notes into Class A Units of CCF, which as of the date of this report is $324.4 million, and (ii) will issue newly-issued perpetual cumulative convertible preferred units (the “Preferred Units”) to Lender in an aggregate amount of up to $50.0 million, subject to certain terms and conditions, including voting rights and board designation rights to the Lender.

CCF has agreed to exclusivity provisions, rights of first refusal and a break-up fee in favor of the LOI Counterparty.

Certain statements contained in this current report may constitute "forward-looking statements" within the meaning of federal securities laws. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable. In particular, the closing of the financing and the issuance of the Preferred Units is subject to the satisfaction of certain conditions specified in the LOI, including the completion of due diligence by the LOI Counterparty, and the receipt by CCF of certain approvals. There can be no assurance that the transactions contemplated by the LOI will close on the expected timeline and with the terms described in this report or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CCF Holdings LLC

Dated: November 23, 2020	By:	/s/ Michael Durbin
Michael Durbin
Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer